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Exhibit 3.3

ARTICLES OF AMENDMENT
TO THE CHARTER OF
FRED'S, INC.

    Pursuant to the provisions of Section 48-16-102 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Charter:

1.  The name of the Corporation is FRED'S, INC.

2.  The text of the amendment is as follows:

    Paragraph 1 of Section F of Article Fourth of the Charter is deleted in its entirety, and the following is substituted in its place:

      1.  Designation and Amount.  The shares of such series shall be designated as "Series A Junior Participating Preferred" (the "Series A Preferred") and the number of shares constituting such series shall be 149,729.

3.  This amendment was duly adopted by the board of directors on August 20, 2001.

Dated this 6th day of September, 2001

FRED'S, INC.
By:	/s/ CHARLES S. VAIL Charles S. Vail, Secretary

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ARTICLES OF AMENDMENT TO THE CHARTER OF FRED'S, INC.